EXHIBIT 10.8

SUBORDINATED LOAN AGREEMENT

THIS SUBORDINATED LOAN AGREEMENT (“Agreement”) is made and entered into this 9th day of May, 2008 (the “Effective Date”), by and between REG VENTURES, LLC, an Iowa limited liability company with its principal offices at 406 First Street, P.O. Box 68, Ralston, Iowa 51458 (“REG”), which is wholly owned by RENEWABLE ENERGY GROUP, INC., a Delaware corporation (“Parent”), and BLACKHAWK BIOFUELS, LLC, a Delaware limited liability company with its principal offices at 22 South Chicago Avenue, Freeport, Illinois 61032 (“Blackhawk”).

RECITALS:

The following recitals are a material part of this Agreement:

A.                           Notwithstanding anything in the Subordinated Loan Documents to the contrary, payment and performance under the Subordinated Loan Documents is subject and subordinate to the terms, conditions and restrictions set forth in the Senior Loan Documents.

B.                            Blackhawk intends to acquire a leasehold interest in certain property located in the City of Danville, County of Vermilion, State of Illinois described on Exhibit A attached hereto (the “Property”) which is being developed for utilization as a plant for the production of biodiesel fuel (the “Biodiesel Plant”)

C.                            The Property and Biodiesel Plant are to be acquired pursuant to an Asset Purchase Agreement of dated March 14, 2008 between Blackhawk, Parent, Bunge North America, Inc., Biodiesel Investment Group, LLC and Biofuels Company of America, LLC (the “Purchase Agreement”).

D.                           The Property is to be developed in accordance with the plans and specifications for the Biodiesel Plant which are generally described in Exhibit B-1 attached hereto (such plans and specifications, together with such additional plans and specifications and all amendments and modifications thereof in accordance with the terms of this Agreement are herein referred to collectively as the “Project Plans and Specifications”) and the plans and specifications for the Biodiesel Plant which are generally described in Exhibit B-2 attached hereto (such plans and specifications, together with such additional plans and specifications and all amendments and modifications thereof in accordance with the terms of this Agreement are herein referred to collectively as the “Project Addition Plans and Specifications”); and

E.                            Pursuant to the Purchase Agreement, Parent is required to issue at the closing of the Purchase Agreement as defined therein (the “Closing”) 1,980,488 shares of the common stock of Parent (“REG Common Stock”) and 127,273 shares of the Series B Preferred Stock of Parent (“REG Preferred Stock”), which shares of REG Common Stock and REG Preferred Stock together are valued at $21, 700,000.

F.                            In exchange for the issuance by Parent of REG Common Stock and REG Preferred Stock pursuant to the Purchase Agreement and the guarantee of a portion of the debt reserve account under the Senior Mortgage, REG and Blackhawk are entering into this Agreement and the agreements and instruments contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, REG and Blackhawk hereby agree as follows:

SECTION 1.  DEFINITIONS.

1.1.          General Definitions.  All terms as used in this Agreement shall, unless otherwise defined in the body of this Agreement, have the following meanings:

1.1.1.      Advances shall mean all amounts expended by or on behalf of REG to or on behalf of Blackhawk pursuant to this Agreement.

1.1.2.      Affiliate shall mean (i) a Person which owns or otherwise has an interest in 5% or more of any ownership units of Blackhawk, or (ii) 5% or more of the stock or other ownership units of which Blackhawk (or any shareholder, director, officer, employee or direct or indirect subsidiary of Blackhawk or any combination thereof) owns or otherwise has an interest in, or (iii) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with Blackhawk.  For purposes of subpart (iii) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.

1.1.3.      Biodiesel Plant shall have the meaning set forth in the Recitals to this Agreement.

1.1.4.      Business Day shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Ames, Iowa.

1.1.5.      Capital Expenditures shall mean expenditures made and liabilities incurred for the direct or indirect acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including, without limitation, payments with respect to capitalized lease obligations.

1.1.6.      CDBG Grant shall mean that certain Community Development Block Grant from the City of Danville to Blackhawk in an amount not less than $225,000.

1.1.7.      Change of Control shall mean the sale of all or substantially all of the assets of a Person or the sale or transfer of more than fifty percent (50%) of the outstanding shares of capital stock of REG or any securities convertible or exchangeable into such shares, in each case, in one transaction or series of related transactions.

1.1.8.      Closing shall mean the Closing of the Purchase Agreement as defined therein.

1.1.9.      Collateral shall mean all real and personal property in which a security interest or other lien has been granted to or for the benefit of REG pursuant to the Security Agreement, the Subordinated Mortgage, or the other Subordinated Loan Documents or which otherwise secures the payment or performance of any of the Obligations.

1.1.10.    Commencement of Production shall mean the date that the Biodiesel Plant begins producing biodiesel fuel.

1.1.11.    Construction Documents shall mean, collectively, the Project General Construction Contract, the Project Addition General Construction Contract, the Equipment Purchase and Sale Agreement and all Subcontracts.

1.1.12.    DCEO shall mean the Illinois Department of Commerce and Economic Opportunity.

1.1.13.    Default means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

1.1.14.    Default Rate means a variable rate of interest per annum equal to the Interest Rate plus five percent (5%) per annum.

1.1.15.    De Smet shall mean De Smet Ballestra North America, Inc.

1.1.16.    Due Date is defined in the Note.

1.1.17.    Economic Development Programming Assistance Grant shall mean that certain grant from IDOT pursuant to its Economic Development in an amount not less than $751,167, which proceeds shall be used for the construction of infrastructure improvements supporting the Project.

1.1.18.    Effective Date shall have the meaning set forth in the opening paragraph to this Agreement.

1.1.19.    Environmental Laws shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which Blackhawk is or at any time may be doing business, or where the real property of Blackhawk is located, including without limitation, the Clean Air Act, as amended; the Comprehensive, Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act Amendments; the Occupational Safety and Health Act of 1970, as amended (“OSHA”); the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”); the Safe Drinking Water Act, as amended; and the Toxic Substances Control Act, as amended.

1.1.20.    Equipment Purchase and Sale Agreement shall mean that certain Equipment Purchase and Sale Agreement dated September 7, 2006 by and between Blackhawk and De Smet for Blackhawk’s purchase from De Smet of certain equipment used in the construction of the Project and/or the operation of Biodiesel Plant, and all amendments, modifications, replacements and restatements thereof.

1.1.21.    ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

1.1.22.    Event of Default shall mean those events set forth in Section 8.1.

1.1.23.    Fair Market Value shall mean the fair market value of Blackhawk, as of the end of the most recent month prior to the Liquidity Notice Date, determined as follows:  At the expense of REG or Parent, REG or Parent shall select an investment banking firm of national or regional standing to determine a fair market value for Blackhawk, which value shall be stated or estimated in the Liquidity Notice under Section 5.1.  If the Board of Managers of Blackhawk disagrees with the determination of the fair market value made by the firm selected by REG or Parent, Blackhawk shall within thirty (30) days of the Liquidity Notice (A) give REG or Parent written notice of such disagreement (the “Appraisal Notice”) and (B) engage an investment banking firm of national or regional standing at Blackhawk’s expense to determine the fair market value of Blackhawk as of the end of the most recent month prior to the Liquidity Notice Date.  Such determination shall be completed within thirty (30) days of the Appraisal Notice.  The average of the two fair market values as so determined shall be the Fair Market Value of Blackhawk; provided, however, in the event one of the two fair market values as so determined is ten percent (10%) or more greater than the other such fair market value, (A) the two previously selected firms shall select a third investment banking firm of national or regional standing within fifteen (15) days after the determination of the disparity of ten percent (10%) or more in the fair market values; (B) the third firm so selected shall within thirty (30) days after the deadline for the selection of the third firm, make a determination of the fair market value of Blackhawk as of the end of the most recent month prior to the Liquidity Notice; and (C) the average of the two closest fair market values from among the three determinations made shall be the Fair Market Value of Blackhawk.  If a third firm is selected, REG and Blackhawk shall share equally the fees and expenses of the third firm.  In the event any fair market value determination is not received by REG and Blackhawk within thirty (30) days after the deadline for the selection of any firm for such purpose, the determination of fair market value by such firm shall be disregarded in determining the Fair Market Value of Blackhawk and the Fair Market Value of Blackhawk shall be determined based on the one determination or the average of the two determinations, as the case may be, that have been obtained within the applicable time period.  In the event the closing of the IPO does not occur within one hundred eighty (180) days of the Liquidity Notice Date, REG shall pay the fees and expenses of the firms that otherwise would have been the obligation of Blackhawk.

1.1.24.    GAAP means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements of Blackhawk, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, Blackhawk either (i) is required to implement such change, or (ii) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is herein referred to as a “Required GAAP Change”), provided that Blackhawk shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on Blackhawk’s income, retained earnings or other accounts, as applicable.

1.1.25.    Ground Lease shall mean that certain Amended and Restated Ground Lease Agreement dated as of November 3, 2006 by and between Bunge Milling, Inc. and Biofuels Company of America, LLC which has been assigned to and assumed by Blackhawk on or about the Effective Date, as amended by the First Amendment and Consent to Assignment of even date herewith.

1.1.26.    Hazardous Materials shall mean and include gasoline, petroleum, asbestos (asbestiform varieties of chrysotile; crocidolite; amosite; anthophyllite; tremolite; and actinolite), explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any law, statutes, ordinances, rules and regulations of any governmental authority having jurisdiction over the Property or any portion thereof or its use, including:  (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other substance, regardless of physical form, that is subject to any other Law or other past or present requirement of any governmental authority regulating, relating to, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, property, or the reasonable enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, any form of energy, any form of contaminant, or from any other source.

1.1.27.    IDOT shall mean the Illinois Department of Transportation.

1.1.28.    IFA shall mean the Illinois Finance Authority.

1.1.29.    IFA Guaranty shall mean that certain guaranty issued by the IFA for the benefit of Fifth Third Bank, which guarantees the repayment of at least 60.85% of the outstanding principal balance of the Senior Loan, provided, that such guaranteed amount shall not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00).

1.1.30.    IFA Guaranty Documents shall mean the IFA Guaranty, Lender’s Agreement executed by IFA and Fifth Third Bank and any other agreements entered into by Blackhawk, the IFA and/or Fifth Third Bank in connection with the IFA Guaranty.

1.1.31.    Improvements shall mean the improvements for the development of the Property for utilization as a Biodiesel Plant, including, without limitation, the Project, the Project Addition and the equipment to be purchased by Blackhawk for such Biodiesel Plant pursuant to the terms of the Equipment Purchase and Sale Agreement and all the other improvements in connection with the construction of the enhancements to the Biodiesel Plant.

1.1.32.    Indebtedness shall mean, without duplication, (i) obligations for borrowed money or for the deferred purchase price of property or services in respect of which Blackhawk is liable, contingently or otherwise, as an obligor, guarantor or otherwise, or in respect of which Blackhawk otherwise assures a creditor against loss; (ii) all other obligations or items which, in accordance with GAAP, would be shown on the liability side of a balance sheet as of the date of occurrence thereof; (iii) the face amount of all letters of credit issued and, without duplication, all drafts drawn thereunder; (iv) all obligations secured by any lien on any property or asset; (v) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which, obligations Blackhawk is liable, contingently or otherwise, as an obligor, guarantor or otherwise, or in respect of which obligations Blackhawk otherwise assures a creditor against loss; and (vi) unfunded vested benefits under each Plan maintained for employees of Blackhawk.

1.1.33.    Infrastructure Grants shall mean, collectively, the CDBG Grant, the Economic Development Programming Assistance Grant, and the TARP Grants.

1.1.34.    Interest Rate shall mean LIBOR plus 500 basis points per annum compounded annually.

1.1.35.    IPO shall have the meaning set forth in Section 5 hereof.

1.1.36.    Laws shall mean, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

1.1.37.    LIBOR shall mean the fluctuating rate of interest (rounded upwards, if necessary, to the next 1/8 of 1%) being asked on thirty (30) day Eurodollar deposits, as reported on page Reuters Screen LIBOR 01 Page (or any successor) as determined by REG at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination.

1.1.38.    Management and Operational Services Agreement shall mean that certain Management and Operational Services Agreement dated May 9, 2008 by and between Blackhawk, REG Services Group LLC and REG Marketing and Logistics Group, LLC.

1.1.39.    Maturity Date is defined in the Note.

1.1.40.    Note shall mean the convertible secured subordinated note referred to in Section 2 hereof and attached as Exhibit C hereto.

1.1.41.    Obligations shall mean the Loan and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Blackhawk to REG under this Agreement or any of the other Loan Documents of any kind or nature, present or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, and whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and all replacements, renewals, extensions and other modifications of any of the foregoing.  The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and any other sums chargeable to Blackhawk under any of the Loan Documents.  The term also includes any of the foregoing that arise after the filing of a petition by or against Blackhawk under any bankruptcy or similar law, even if the Obligations do not accrue because of the automatic stay under Bankruptcy Code § 362 or otherwise.

1.1.42.    Oil Feedstock and Supply Agreement shall mean that certain Oil Feedstock and Supply Agreement dated May 9, 2008 by and between

Blackhawk and Bunge North America, Inc., and all amendments, modifications, replacements and restatements thereof.

1.1.43.    Operation Documents shall mean, collectively, the Oil Feedstock and Supply Agreement, the Management Operational and Services Agreement and the Services Agreement.

1.1.44.    Option shall have the meaning set forth in Section 5 hereof.

1.1.45.    Permitted Indebtedness shall mean, without duplication, any of the following:

(i)	Indebtedness arising under the Senior Loan Documents, including the Senior Mortgage;

(ii)	Indebtedness to trade creditors incurred in the ordinary course of Blackhawk’s business;

(iii)	Indebtedness to REG;

(iv)	Indebtedness secured by Permitted Liens, to the extent such Indebtedness exists on the date of Closing after the funding of the Loan hereunder and as set forth on Schedule 1.1 to the Senior Loan;

(v)	Indebtedness relating to hedging agreements in the ordinary course of Blackhawk’s business;

(vi)	any other Indebtedness of Blackhawk in any amount not exceeding an outstanding amount of $250,000.00 at any one time; and

(vii)

Indebtedness, including, without limitation, notes payable from Blackhawk to any members of Blackhawk which are subordinated to the Obligations pursuant to the terms of a subordination agreement satisfactory to REG in its sole discretion;

(viii)	Indebtedness under the Ground Lease and under personal property leases permitted pursuant to this Agreement or otherwise consented to by REG in writing;

(ix)

Indebtedness under the contracts related to the Biodiesel Plant and consented to in writing by REG if said contract is (i) material or (ii) the Indebtedness under said contract exceeds $100,000, including, without limitation, any contracts contemplated by the Purchase Agreement and the Senior Loan; and

(x)            Indebtedness as a result of the matter reflected in Schedule 6.2 hereof and other Indebtedness approved in advance by REG in writing. .

1.1.46.    Permitted Liens shall mean any of the following:

(i)	the Senior Mortgage;

(ii)	the encumbrances and other exceptions raised in the Title Commitment;

(iii)	the liens granted to the IFA pursuant to the terms of the IFA Guaranty Documents;

(iv)

liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on Blackhawk’s books;

(v)	liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(vi)

deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of Blackhawk’s business;

(vii)

liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of Blackhawk’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on Blackhawk’s books;

(viii)

purchase money security interests for the purchase of equipment to be used in Blackhawk’s business, securing solely the equipment so purchased, and which do not exceed in the aggregate at any one time outstanding $250,000, and which do not violate any provision of this Agreement, provided, however, that such purchase money security interest shall be deemed Indebtedness for purposes of part (vi) of the definition of Permitted Indebtedness;

(ix)	leases of equipment and other personal property permitted pursuant to this Agreement; and

(x)           rights of way, zoning restrictions, easements and similar encumbrances affecting Blackhawk’s real property which do not materially interfere with the use of such property.

1.1.47.    Person shall mean an individual, corporation, partnership, trust, governmental entity or any other entity, organization or group whatsoever.

1.1.48.    Plan shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) now or hereafter maintained for employees of Blackhawk.

1.1.49.    Plans and Specifications shall mean, collectively, the Project Plans and Specifications and Project Addition Plans and Specifications.

1.1.50.    Prime Rate shall mean the Prime Rate of Fifth Third Bank, a Michigan banking corporation.

1.1.51.    Project shall mean the construction of the Improvements on the Property in accordance with the Project Plans and Specifications, the Project General Construction Contract, the Equipment Purchase and Sale Agreement, the Project Addition General Construction Contract and this Agreement.

1.1.52.    Project Addition shall mean the construction of the Improvements on the Property in accordance with the Project Addition Plans and Specifications, the Project Addition General Construction Contract and this Agreement.

1.1.53.    Project Addition General Construction Contract shall mean that certain Standard Form of Design Build Agreement and General Conditions between Owner and Contractor dated as of May 9, 2008 by and between Borrower and Project Addition General Contractor for the construction of the certain additional Improvements to the Project as set forth therein, and all amendments, modifications, replacements and restatements thereof.

1.1.54.    Project Addition General Contractor shall mean REG Construction & Technology Group, LLC.

1.1.55.    Project Addition Plans and Specifications shall have the meaning set forth in the Recitals hereto.

1.1.56.    Project General Construction Contract shall mean that certain Construction Management Services Agreement dated September 8, 2006 by and between BCA and Project General Contractor for the construction of the Project, and all amendments, modifications, replacements and restatements thereof, as assigned to Blackhawk pursuant to that certain Assignment and Assumption of Construction Management Services Agreement dated as of May 9, 2008 by and between BCA and Borrower and consented to in writing by Project General Contractor.

1.1.57.    Project General Contractor shall mean Fagen, Inc.

1.1.58.    Project Plans and Specifications shall have the meaning set forth in the Recitals hereto.

1.1.59.    Property shall have the meaning set forth in the Recitals to this Agreement.

1.1.60.    Purchase Agreement shall have the meaning set forth in the Recitals to the Agreement.

1.1.61.    REG Common Stock shall have the meaning set forth in the Recitals to this Agreement.

1.1.62.    REG Preferred Stock shall have the meaning set forth in the Recitals to this Agreement.

1.1.63.    Renewable Fuels Grant shall mean a grant from the DCEO to Blackhawk under the DCEO’s Renewable Fuels Grant program in an amount not less than $4,000,000.00.

1.1.64.    Replacement Lender(s) shall mean any lender(s) other than the Senior Lender providing a renewal or replacement credit facility for the Construction Term Loan and/or the Revolving Credit Loan in an aggregate principal amount not to exceed $29,650,000.

1.1.65.    Restricted Payment shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in Blackhawk, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in Blackhawk or any option, warrant or other right to acquire any such equity interests in Blackhawk, except as permitted in this Agreement.

1.1.66.    Schedule of Construction shall mean that certain schedule of construction of the Improvements, containing specific dates and times of performance for each line item of the Budget, attached hereto as Exhibit D.

1.1.67.    Security Agreement shall mean the subordinated security agreement referred to Section 2 and attached hereto as Exhibit E to be executed by Blackhawk on Closing in favor of REG and by which such party shall grant to REG, as security for the Obligations, a security interest in all presently owned or hereafter acquired personal property of Blackhawk, including, without limitation, all inventory, accounts, equipment and general intangibles of Blackhawk.

1.1.68.    Senior Loan shall mean the Construction/Term Loan in the aggregate maximum principal amount of $24,650,000 (the “Construction Term Loan”) together with the revolving line of credit loan in the aggregate maximum principal amount of $5,000,000 (the “Revolving Credit Loan”) dated May 9, 2008 between Fifth Third Bank and its successors and assigns (the “Senior Lender”) and Blackhawk and any such loan or replacement loan in favor of any Replacement Lender.

1.1.69.    Senior Loan Documents shall mean the Senior Loan, the Construction/Term Loan Note, the Revolving Credit Loan Note, the Senior

Mortgage, the Debt Services Fund Guaranty, the IFA Guaranty Documents, the Landlord’s Agreement and Consent, the Project Construction Disbursing Agreement, the Project Addition Construction Disbursing Agreement, the Rate Management Agreement, the Assignment of Oil Feedstock Supply Agreement, the Assignment of Services Agreement, the Assignment of Management and Operational Services Agreement, the Assignment of Equipment Purchase and Sale Agreement, and the Assignment of Construction Documents, the Assignment of Representations, Warranties and Indemnities, the Project Addition Escrow Account Agreement, the Working Capital Escrow Account Agreement, the Construction Escrow Account Agreement, the Subordination Agreement, the Oil Supply Cure Rights Agreement, financing statements and all other documents, instruments and agreements which evidence, secure or are otherwise executed in connection with the Senior Loan, including all amendments, modifications, replacements, restatements, renewals, substitutions, and extensions thereof.

1.1.70.    Senior Mortgage shall mean the Mortgage of Leasehold, Security Agreement, Assignment of Rents and Leases and Fixture Filing of even date herewith, by Blackhawk to the Senior Lender, the note secured thereby, any related loan documents and any amendments, modifications, replacements restatements, renewals, substitutions and extensions of the foregoing.

1.1.71.    Services Agreement shall mean that certain Services Agreement dated May 9, 2008 by and between Blackhawk and Bunge North America, Inc., and all amendments, modifications, replacements and restatements thereof.

1.1.72.    Subcontracts shall mean any contract or contracts entered into with any single subcontractor or materialman employed by Blackhawk, Project General Contractor or the Project Addition General Contractor in connection with the construction of the Improvements, and all amendments, modifications, replacements and restatements thereof.

1.1.73.    Subordinated Loan shall mean this Subordinated Loan Agreement and the other Subordinated Loan Documents.

1.1.74.    Subordinated Loan Documents shall mean this Agreement, the Note, the Warrant, the Subordinated Mortgage, Security Agreement, financing statements and all other documents, instruments and agreements which evidence, secure or are otherwise executed and delivered to REG by Blackhawk in connection with the Subordinated Loan, including all amendments, modifications, replacements, restatements, renewals and extensions thereof. For purposes of additional clarity, the term “Subordinated Loan Documents” shall not include any documents, instruments or agreements executed and delivered by Blackhawk in favor of any affiliate of REG.

1.1.75.    Subordinated Mortgage shall mean that certain subordinated leasehold mortgage referred to in Section 3 hereof and attached hereto as Exhibit F.

1.1.76.    Subsidiary shall mean any subsidiary of Blackhawk.

1.1.77.    TARP Grants shall mean those certain grants pursuant to Truck Access Route Program from IDOT and the City of Danville to Blackhawk in a collective amount not less than $9,000.00.

1.1.78.    Title Company shall mean First American Title Insurance Company.

1.1.79.    Unavoidable Delays shall mean any delays due to any strike, lockout or other labor disturbance, nuclear accident, plague, epidemic, windstorm, fire, hurricane, earthquake or other casualty, war, rebellion, civil insurrection or other civil disturbance, banking moratorium or declaration of national emergency, other Act of God or act of governmental authority (other than a consequence of failure by Blackhawk to comply with any applicable Laws), or any other cause beyond the control of Blackhawk; provided, however, that (i) any lack of funds shall not be deemed a cause beyond the control of Blackhawk, (ii) any such delay and the aggregate time of all such delays shall in no event exceed two months, and (iii) if such an event occurs, Blackhawk shall deliver to REG notice of such a cause not later than fifteen (15) days after the event claimed to cause the delay has occurred.

1.1.80.    Warrant shall mean the warrant referred to in Section 2 hereof and attached hereto as Exhibit G

1.2.          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied.

1.3.          Computation of Time.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to and including”.

SECTION 2.  THE LOAN.

2.1.          Loan Amount.  On the basis of the representations, warranties and covenants of Blackhawk contained herein and subject to the terms and conditions set forth herein and in the other Subordinated Loan Documents, REG agrees to make a loan to Blackhawk in the amount of Twenty-one Million, Seven Hundred Thousand and 00/100 U.S. Dollars (U.S. $21,700,000.00) for the purpose of financing the acquisition of the leasehold interest in the Property and Biodiesel Plant and financing the development of the Project at the Property.  All Advances of the Loan shall be evidenced by, and subject to the terms of, the Note.

2.2.          Loan Disbursement.  The Loan shall be disbursed by REG in the form of REG Common Stock and REG Preferred Stock valued together at U.S. $21,700,000.00 issued by Parent pursuant to the Purchase Agreement at Closing.

2.3.          Interest; Payment; Maturity.

(a)           Interest Rate.  Subject to the terms and provisions of this Agreement, the outstanding principal amount of the Note shall bear interest from and after the date hereof at a fluctuating rate per annum equal to the Interest Rate.  REG shall not be obligated to give notice of any change in the Interest Rate.  Any adjustment to the Interest Rate pursuant to the terms of this Agreement shall be determined solely by REG one banking day prior to the date of adjustment.  From and after the date of any default, interest on amounts outstanding hereunder shall accrue at the Default Rate.  All interest payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.  Notwithstanding any other provision hereof, if REG is unable to determine LIBOR, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market, in the reasonable judgment of REG, make the projected LIBOR unreflective of the actual costs of funds therefor to REG, then interest shall accrue on the Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Prime Rate of Fifth Third Bank, a Michigan banking corporation.

(b)           Payments.  The principal amount and accrued interest of the Note shall be due and payable on the dates and in the manner set forth in the Note.  In the event the date of any required payment falls on a non-Business Day, the required payment date shall be the next Business Day thereafter.  Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon.

SECTION 3.  NOTE AND MORTGAGE.  At the Closing, Blackhawk shall execute, issue and deliver to REG (a) a convertible secured subordinated promissory note in the amount of $21,700,000 in the form attached hereto as Exhibit C (the “Note”), (b) the subordinated mortgage of leasehold, security agreement, assignment of leases and rents and fixture filing in the form attached hereto as Exhibit F (the “Subordinated Mortgage”) and (c) the subordinated security agreement in the form attached hereto as Exhibit E (the “Security Agreement”).

SECTION 4.  WARRANT.  At the Closing, Blackhawk shall execute and deliver to REG the warrant in the form attached hereto as Exhibit G (the “Warrant”).

SECTION 5.  LIQUIDITY OPPORTUNITY.

5.1.          Liquidity Event.  Blackhawk agrees that upon the request of REG or Parent, Blackhawk shall submit to its members a proposal for the acquisition of substantially all of the business and assets of Blackhawk by Parent or a wholly owned subsidiary of Parent, or the merger of Blackhawk with Parent or a wholly owned subsidiary of Parent, on the terms and conditions set forth in this Section 5 (the “Liquidity Event”).  REG or Parent may make such request by written notice to Blackhawk (“Liquidity Notice”) at any time between one hundred eighty (180) days prior to the anticipated date on which Parent expects to commence a firm commitment underwritten public offering of REG Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (“IPO”) or Change of Control of Parent, and sixty (60) days following the closing date of the IPO or Change of Control of Parent (the date of such notice the “Liquidity Notice Date”).  The Liquidity Notice shall be accompanied by a form of asset purchase or merger agreement (“Liquidity Agreement”) containing standard and reasonable terms on which the transaction would be completed and in form proper for submission to the members of Blackhawk for their consideration.  Blackhawk and REG shall, and REG shall cause Parent to, cooperate diligently in the preparation of a proxy statement setting forth the terms of the Liquidity Event, a registration statement on Form S-4 to register REG Common Stock to be issued by Parent in the Liquidity Event, and other documents and materials required for the purpose of the transaction.  If the Liquidity Agreement and the transactions contemplated thereby are approved by the members of Blackhawk, the closing of the Liquidity Event shall take place on a date of Parent’s choosing prior to, simultaneously with or as soon as practicable after the closing date of the IPO or Change of Control of Parent.  If the Liquidity Notice is given prior to the closing date of the IPO or Change of Control of Parent and the IPO or Change of Control of Parent is not closed within ninety (90) days after the date of the meeting of members of Blackhawk which had approved the Liquidity Agreement, Blackhawk, at its option, may terminate the Liquidity Agreement and REG or Parent may again propose a Liquidity Event by repeating the process.

5.2.          Liquidity Consideration.  The consideration to be delivered to Blackhawk, or to the holders of capital units of Blackhawk, upon the closing of the Liquidity Event the (“Liquidity Closing”) shall be in the form of REG Common Stock.  The number of shares of REG Common Stock that Parent shall issue and deliver at the Liquidity Closing shall be the number of shares of REG Common Stock determined by dividing the Fair Market Value of Blackhawk by the price per share at which REG Common Stock is sold to the underwriters in the IPO (public offering price less underwriters’ commissions and discounts) or the price per share of REG Common Stock in the event giving rise to the Change of Control.  In the event that the REG Common Stock delivered at the Liquidity Closing is delivered to Blackhawk, such delivery shall be made on the understanding that Blackhawk will expect to make an immediate distribution of such REG Common Stock to the holders of Blackhawk’s capital units.  REG shall cause Parent to take such action as is necessary or appropriate to assure that such REG Common Stock is freely tradable (subject to normal timing and volume restrictions on affiliates of Blackhawk) in the public market for REG Common Stock after the Liquidity Closing; provided, however, that if requested by the underwriters for the IPO, transfer of the REG Common Stock delivered at the Liquidity Closing may be restricted for a period beginning upon the Liquidity Closing and ending one hundred eighty (180) days following the closing of the IPO.

5.3.         Termination Fee.  If the Liquidity Agreement and the transactions contemplated thereby are not approved by the members of Blackhawk, Blackhawk shall pay REG a termination fee equal to four percent (4%) of the Fair Market Value of Blackhawk; provided, however, if a Change of Control would not result in Blackhawk or its members receiving cash or marketable securities in exchange for their Class A limited liability company units of Blackhawk, no such termination fee shall be payable by Blackhawk.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BLACKHAWK.  To induce REG to enter into this Agreement, Blackhawk represents and warrants to REG and, so long as any amount of the Note remains unpaid or this Agreement remains in effect, shall be deemed to continuously represent and warrant to REG as follows:

6.1.          Organizational Status; Authorizations.  Blackhawk is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to consummate the transactions contemplated hereby.  Blackhawk has full power and authority to execute, deliver and perform all Subordinated Loan Documents, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Blackhawk.  Blackhawk is duly authorized to own and complete the development of the Property and the Project, to operate the Biodiesel Plant and to enter into the transactions contemplated by the Subordinated Loan Documents.  To the extent required for the current stage of construction, Blackhawk has obtained all licenses and permits and has filed all registrations necessary to the operation of its business (except where the failure to so qualify or to obtain such licenses or permits would not materially and adversely affect the actual or prospective business, financial condition or operations of Blackhawk).  This Agreement and the other Subordinated Loan Documents and the provisions contained herein and therein are and will be the valid and legally enforceable obligations of Blackhawk in accordance with their terms.  Blackhawk has done everything necessary to comply with all applicable local, state or federal laws, statutes, ordinances, resolutions, orders and directives (except where the failure to so comply would not materially and adversely affect the actual or prospective business, financial condition or operations of Blackhawk).

6.2.          No Actions.  Except as described on Schedule 6.2 hereof, there are no actions, suits or proceedings pending or, to the knowledge of Blackhawk, threatened against or affecting Blackhawk, the Property or the Project, or involving the validity or enforceability of the Subordinated Loan Documents, at law or in equity, or before or by a governmental authority, and, to Blackhawk’s knowledge, it is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

6.3.          No Breach.  The consummation of the transactions hereby contemplated and performance of this Agreement will not result in any breach of, or constitute a default under, any deed to secure debt, mortgage, deed of trust, indenture, security agreement, lease, bank loan or credit agreement, contract, articles of organization, operating agreement, joint venture agreement, partnership agreement or other instruments to which Blackhawk is a party or by which it may be bound or subject.

6.4.          Ownership of Property; No Liens.  Immediately following the Closing, (a) Blackhawk will have good and marketable title to its leasehold interest in the Property and Improvements, and (b) the Property and the Improvements shall be free and clear of all liens, claims, charges and encumbrances of every type or nature, except for the Permitted Liens.

6.5.          No Defaults; Complete Copies.  There is no default on the part of Blackhawk under this Agreement, the Note, the other Subordinated Loan Documents, the Ground Lease, the Operation Documents, or the Construction Documents and no event has occurred and is continuing which with notice or the passage of time or either would constitute a default under any of the aforesaid instruments.  To the best of Blackhawk’s knowledge, there is no default by the General Contractor under the General Construction Contract nor any condition which, given notice or the passage of time or both, would constitute a default under the General Construction Contract.  The copies of the Construction Documents furnished to date to REG are true, correct and complete copies thereof and all of the aforesaid agreements are all in full force and effect.

6.6.          Financial Statements.  In regards to any financial statements delivered to REG at any time with respect to Blackhawk, Blackhawk represents that the same are true and correct in all material respects, and fairly present the respective financial conditions of Blackhawk as of the respective dates thereof, no material adverse change has occurred in the financial condition reflected therein since the respective dates thereof and no additional borrowings have been made by Blackhawk since the date thereof other than borrowing contemplated hereby or approved by REG.

6.7.          Leases.  Blackhawk has no interest in any existing leases (excluding personal property leases where the scheduled lease payments per calendar year do not exceed $35,000) other than the personal and real property leases described in Schedule 6.7 attached hereto, which schedule shall be updated by Blackhawk at the time of any material change in the leases described therein and which revised schedule shall be promptly furnished to REG.

6.8.          Environmental Matters.

(a)           (i)  Except as discussed in the environmental reports obtained prior to the date hereof and delivered to the Senior Lender and REG, to the best of Blackhawk’s knowledge, the Project, the Property and the operations conducted thereon do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction (recorded or otherwise), including without limitation all applicable zoning ordinances and building codes, flood disaster laws and Environmental Laws and regulations; (ii) without limitation of clause (i) above, to the best of Blackhawk’s knowledge, the Property and the operations conducted thereon by Blackhawk or any current or prior owner or operator of such real property or operation, are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Laws; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of the Property, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed; (iv) to the best of Blackhawk’s knowledge, all Hazardous Materials and solid wastes generated at the Property have in the past been and shall continue to be transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under RCRA, where required, and any other Environmental Laws, which carriers and facilities have been and are, to the best of Blackhawk’s knowledge, operating in compliance with such permits; (v) Blackhawk has taken reasonable steps necessary to determine, and has determined, that no Hazardous Materials or solid wastes have been disposed of or otherwise released and there has been no threatened release of Hazardous Materials or solid wastes on or to the Property except in compliance with Environmental Laws; (vi) Blackhawk has no material contingent liability in connection with any release or threatened release of any Hazardous Materials or solid wastes into the environment and except as disclosed in the environmental reports furnished to REG; and (vii) the use which Blackhawk makes or intends to make of the Property will not result in the unlawful or unauthorized disposal or other release of any Hazardous Materials or solid wastes on or to the Property.  The terms “release” and “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden such meanings, then such broadened meanings shall apply subsequent to the effective date of such amendment, and provided further, that, to the extent the laws of any state in which any of the Property is located establish a meaning for “release”, “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply with regard to the Property.

(b)          Blackhawk is in compliance in all material respects with federal, state, and local Environmental Laws applicable to the Property and has not been cited for any violation of any federal, state, and local Environmental Laws applicable to the Property and there has been no “release or threatened release of a hazardous substance” (as defined by CERCLA) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Property other than as permitted under the applicable Environmental Law.  All Hazardous Materials and solid wastes generated at the Property have and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Laws where required.

6.9.          Compliance.  All Improvements shall be performed in accordance with the Plans and Specifications and all applicable Laws, including, without limitation, appropriate set back requirements, restrictive covenants and the requirements of any governmental authority (except where the failure to so comply would not materially and adversely affect the actual or prospective business, financial condition or operations of Blackhawk).  Neither the construction of the Improvements nor the use of the Improvements when completed as an industrial plant for the production of biodiesel fuel will violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record or agreements affecting the Property, the Improvements or any part thereof (except where such violation would not materially and adversely affect the actual or prospective business, financial condition or operations of Blackhawk).  Without limiting the generality of the foregoing, all consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) required to complete the Improvements in accordance with the Plans and Specifications have been obtained or will be obtained prior to the Closing, except to the extent that failure to obtain any Governmental Approval would not have a material adverse effect on Blackhawk, the Improvements and/or the ability of Blackhawk pay and/or perform the Obligations, and all Laws relating to the development, construction and operation of the Improvements have been complied with in all material respects and all permits and licenses required for the operation of the Improvements which cannot be obtained until such development and construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications.  When the Improvements are completed in accordance with the Plans and Specifications, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Blackhawk is aware or has reason to believe may exist) with respect to the Improvements, and the use of the Project will comply with all requirements of governmental authorities and any restrictive covenants to which the Property may be subject.

6.10.        Brokerage Fees.  No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

6.11.        No Margin Stock; No Plan Assets.  The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Blackhawk agrees to execute all instruments necessary to comply with all requirements of Regulation U of the Federal Reserve System, as at any time amended.  Blackhawk is not a party in interest to any plan defined or regulated under ERISA, and the assets of Blackhawk are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

6.12.        Investments.  Blackhawk has no loans or investments in any Person.

6.13.        Existing Indebtedness.  Blackhawk has no Indebtedness other than Permitted Indebtedness and Indebtedness reflected on its most current financial statements submitted to REG.

6.14.        Insolvency.  After the execution and delivery of the Subordinated Loan Documents, Blackhawk will not be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.

6.15.        Taxes.  Blackhawk has filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by Blackhawk except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

6.16.        Negative Pledges.  Except as provided in the Senior Loan Documents and Permitted Liens, Blackhawk is not a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any mortgage, pledge, lien, security interest or other encumbrance upon any of the Collateral pledged in favor of REG.

SECTION 7.  COVENANTS OF BLACKHAWK.

Blackhawk (in addition to and not in derogation of its covenants contained in any of the other Subordinated Loan Documents) covenants and agrees, from the date hereof and for so long as the Loan or any portion thereof is outstanding and unless REG otherwise consents in writing, as follows:

7.1.          Prohibition of Transfers and Amendments to Blackhawk’s Operating Agreement.  Blackhawk shall not (i) sell, assign, transfer or convey or further encumber (except for Permitted Liens) the Property or any Improvements or any right, title or interest therein in any way without prior written consent of REG, which consent shall not be unreasonably withheld for easements or environmental deed restrictions reasonably required in connection with the development of the Project, or (ii) dispose of any of the Collateral without the prior written consent of REG, except for the sale of inventory in the ordinary course of Blackhawk’s business and the disposition of obsolete equipment not used or useful in Blackhawk’s business.  Except as provided in this Section, Blackhawk shall not materially amend its operating agreement, articles or certificate of organization or any of its organizational documents without the prior written consent of REG, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2.          Licenses and Permits.  Blackhawk shall obtain and maintain all necessary licenses and permits for the operation of its business, including, but not limited to, the operation of the Biodiesel Plant, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Blackhawk.

7.3.          Comply with Requirements.  Blackhawk will comply promptly with any and all Laws and any other requirements of any governmental authority relating to the Property or the Improvements, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Blackhawk.

7.4.          Inspection.  Blackhawk will permit REG to enter upon the Property, inspect the Improvements and all materials to be used in the construction thereof and to examine all detailed Plans and Specifications and shop drawings which are or may be kept at the construction site.

7.5.          Reimbursement of Expenses.  Blackhawk shall pay on demand all costs and expenses in connection with the preparation, negotiation, investigation, execution, delivery, filing, and recording of the Subordinated Loan Documents and the Purchase Agreement from and after February 15, 2008.  In addition, but not as a limitation, Blackhawk will pay:

7.5.1.       all reasonable legal fees and expenses, including, without limitation, the reasonable fees and expenses for services performed by REG’s counsel and sums advanced in connection with this loan transaction and the purchase of the Biodiesel Plant from and after February 15, 2008;

7.5.2.       all reasonable fees and out-of-pocket expenses of REG in connection with any litigation, contest, dispute, suit, proceeding or action (whether instituted by REG, Blackhawk or any other Person) in any way relating to this Agreement, any of the other Subordinated Loan Documents or Blackhawk’s affairs, except where REG or Parent has been found to be at fault or liable;

7.5.3.       all reasonable fees and out-of-pocket expenses of REG in connection with any reasonable attempt to enforce any rights of REG against Blackhawk by virtue of this Agreement or any of the other Subordinated Loan Documents; and

7.5.4.       all such costs, expenses and fees shall be payable on demand by REG to Blackhawk.

7.6.          Defects.  Blackhawk will, upon demand of REG, correct (i) any structural defect in the Improvements, or (ii) subject to the provisions of Section 7.16 below, any departure from the Plans and Specifications not approved by REG in writing.

7.7.          Restrictive Covenants.  Blackhawk will comply with all restrictive covenants affecting the Property and/or the Project.

7.8.          Insurance.

7.8.1.    Blackhawk at its sole cost and expense shall provide or cause to be provided and shall keep in force at all times for the benefit of REG, with respect to the Property and the Project the following insurance coverages:

7.8.1.1.       builder’s all-risk completed value, non-reporting form insurance to cover all development and/or construction work, buildings, improvements and off-site and on-site materials in an amount equal to the full insurable value of the Improvements;

7.8.1.2.       insurance against loss of or damage to the Building by fire and other hazards covered by so-called “extended coverage” and such other casualties and hazards as REG shall require from time to time;

7.8.1.3.       insurance against loss or damage by earthquake in a commercially reasonable amount;

7.8.1.4.       flood insurance in a commercially reasonable amount if the Property is now or later becomes designated as located in a flood hazard area as described in the Flood Disaster Protection Act of 1973;

7.8.1.5.       comprehensive general public liability insurance against claims for bodily injury, death or property damage; and

7.8.1.6.       such other insurance on the Property and the Project or any replacements or substitutions thereof, as REG may reasonably require.

The policies of insurance required by this paragraph shall be with companies having at least an A-Class VIII rating by BEST Insurance Reports, and shall be in forms, amounts, limits and coverages and for such periods and subject to such deductibles, as REG and/or Fifth Third Bank shall reasonably require from time to time, and shall insure the respective interests of Blackhawk, Fifth Third Bank and REG.  Such insurance may not be provided in umbrella policies covering more than one property without the prior written consent of REG.  Original policies and renewals thereof (or satisfactory certificates of insurance) covering the risks provided by this Agreement to be insured against, bearing satisfactory evidence of payment of all premiums thereon, shall be delivered to and held by REG.  At least ten (10) days prior to the expiration of each policy required to be provided by Blackhawk, Blackhawk shall deliver renewal policies or certificates to REG with appropriate evidence of payment of premiums therefore.  All insurance policies required by this Agreement shall

(1)           include effective waivers by the insurer of all rights of subrogation against any named insured;

(2)           provide that no cancellationor reduction in amount shall be effective until at least twenty (20) days after receipt by REG of written notice thereof; and

(3)           be reasonably satisfactory in all other respects to REG.

Blackhawk shall not permit any activity to occur or condition to exist on or with respect to the Property or the Project that would wholly or partially invalidate any of the insurance thereon. Blackhawk shall promptly notify REG of any material change in coverage under any insurance policy of Blackhawk.

7.8.2.       Subject to the Senior Mortgage, Blackhawk irrevocably makes, constitutes and appoints REG (and all officers, employees or agents designated by REG) as Blackhawk’s true and lawful attorney-in-fact and agent, with full power of substitution, for the purpose of making and adjusting claims under such policies of insurance, endorsing the name of Blackhawk on any check, draft, instrument or other item of payment of the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance required above or to pay any premium in whole or in part relating thereto.  REG, without waiving or releasing any obligation or default by Blackhawk hereunder, may (but shall be under no obligation to do so) at any time or times hereafter maintain such action with respect thereto as REG deems advisable.  All sums disbursed by REG in connection therewith, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, on demand, by Blackhawk to REG and shall be additional obligations hereunder secured by the Subordinated Mortgage and each of the other Subordinated Loan Documents which secures the Note.  REG agrees not to exercise the power of attorney granted in this subparagraph 6.8.2 until the occurrence of an Event of Default.

7.8.3.       Subject to the Senior Mortgage, all proceeds of the insurance required to be obtained by Blackhawk hereunder, other than those relating to the insurance required under clause 7.8.1.5, shall be paid to REG.  REG may deduct from such proceeds any expenses, including, without limitation, legal fees, incurred by it in connection with adjusting and obtaining such proceeds (the balance remaining after such deduction being hereinafter referred to as the “Net Insurance Proceeds”), and thereafter REG may, subject to subsection 7.8.4 immediately below, apply such proceeds toward the payment or performance of Blackhawk’s obligations evidenced by this Agreement, the Note or any other Subordinated Loan Documents, whether or not such obligations are then due, or release such proceeds to Blackhawk in accordance with the terms and conditions of the Subordinated Mortgage.  So long as Blackhawk shall not be in default hereunder, Blackhawk shall have the right to participate with REG in the adjustment and compromise of any claims, but the decision of REG in any such case shall be binding and conclusive upon Blackhawk.

7.8.4.       Subject to the Senior Mortgage, in case of any loss covered by insurance or in case of any damage caused by a taking or exercise of eminent domain, notwithstanding anything in this Agreement to the contrary, provided that (i) no Event of Default then exists, (ii) the Maturity Date does not fall within the six (6) month period following the date of the casualty or taking, (iii) in REG’s good faith judgment the Improvements can be repaired or restored prior to the Maturity Date, (iv) REG reasonably determines the restoration of the Improvements is economically feasible, (v) REG reasonably determines that Blackhawk’s operation or financial condition will materially benefit from restoration of the collateral, (vi) Blackhawk is a viable operating entity at the time the loss occurred, and (vii) Blackhawk deposits with REG the amount of deficiency, if any, between the estimated cost of (x) restoration or repair and completion of the Improvements (as determined by REG in its good faith judgment) and (y) the amount of Net Insurance Proceeds plus the undisbursed proceeds of the Loan, then REG shall make the Net Insurance Proceeds available to Blackhawk on the terms and conditions set forth in this Agreement for disbursement of the Loan, together with such additional terms and conditions as are customary and as may be reasonably required by REG in the circumstances.  The application of any insurance proceeds toward the payment or performance of the obligations shall not be deemed a waiver by REG of its right to receive payment or performance of the rest of the obligations and the interest thereon in accordance with the provisions of this Agreement.

7.8.5.       To the extent permitted by such policies, in the event of a foreclosure under the Subordinated Mortgage, the purchaser of Blackhawk’s interest in the Property and the Project shall succeed to all of the rights of Blackhawk, including any right to unearned premiums, in and to all policies of insurance which Blackhawk is required to maintain under this paragraph and to all proceeds of such insurance.

7.8.6.       If Blackhawk fails to maintain any insurance required hereunder or under the other Subordinated Loan Documents or fails to provide evidence of such insurance as required hereunder or under the other Subordinated Loan Documents, REG may, but shall not be obligated to, purchase such required insurance at Blackhawk’s expense to protect its interests in the Property and the Improvements.  This insurance may, but need not, protect Blackhawk’s interests in the Property and the Improvements.  The coverage that REG purchases shall not be required to pay any claim that Blackhawk makes or any claim that is made against Blackhawk in connection with the Property and the Improvements.  Blackhawk may later cancel any insurance purchased by REG, but only after providing evidence that Blackhawk has obtained the insurance required hereunder and under any other Loan Document.  If REG purchases insurance for the Property and/or the Improvements, Blackhawk will be responsible for the costs of the insurance, including the insurance premiums, interest thereon from the date of each such payment or expenditure at the then applicable rate under the Note and any other charges REG may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  All sums so paid or expended by REG, the interest thereon and the other charges in connection therewith shall be added to the Loan and shall be secured by the lien of the Subordinated Mortgage.  The costs of the insurance obtained by REG may be more than the cost of insurance Blackhawk may be able to obtain on its own.  Unless REG otherwise agrees in writing, Blackhawk shall pay to REG the full costs of such insurance, together with the accrued interest thereon and the other charges in connection therewith.

7.8.7.       In addition to the insurance requirements under 7.8.1-7.8.6 of this Section 7.8, Blackhawk shall maintain all insurance required to be maintained pursuant to the terms of the Ground Lease and the Senior Mortgage.

7.9.          Governmental Requirements.  Blackhawk will comply with all Environmental Laws and all land use, building, subdivision, zoning, OSHA, pollution, sales practices laws, regulations and similar laws, rules, ordinances and regulations promulgated by any governmental authority and applicable to Blackhawk’s business, the Property, its development and construction of Improvements and the sale or operation thereof, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Blackhawk, the Improvements, or Blackhawk’s ability to pay and/or perform the Obligations.

7.10.        Additional Documents and Information.

7.10.1.             Reporting Requirements.  Blackhawk shall furnish the following to REG:

7.10.1.1.          Quarterly Statements.  As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of each fiscal year of Blackhawk, an unaudited and internally prepared financial statement certified by Blackhawk’s chief financial officer.

7.10.1.2.          Quarterly Covenant Compliance Certificates.  As soon as available and in any event within forty five (45) days after the end of each quarter of each fiscal year of Blackhawk, a consolidated compliance certificate, in the form attached hereto as Exhibit H setting forth (A) a restatement by reference of each of the representations and warranties contained in Section 5 hereof (or providing detailed information why any such representation or warranty cannot be restated), and (B) a certification that no Default or Event of Default exists as of the date of such certificate, or if any Default or Event of Default exists, providing detailed information concerning the nature of all existing Defaults or Events of Default, which such compliance certificate shall be certified by Blackhawk and by Blackhawk’s chief financial officer or president;

7.10.1.3.          Audited Year-End Statements.  As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Blackhawk, final audited financial statements (as described above but including a statement of changes in financial position) as of the end of such fiscal year of Blackhawk, prepared by independent certified accountants reasonably satisfactory to REG and a copy of any management, operation or other letter or correspondence from such accountant to Blackhawk in connection therewith;

7.10.1.4.          Annual Tax Returns.  As soon as available, but in any event within one hundred twenty (120) days following the end of each calendar year, copies of current annual tax returns of Blackhawk;

7.10.1.5.          Borrower Reports.  As soon as available, copies of all reports, financial information and other information which is required to be distributed to any member under the terms of Blackhawk’s Operating Agreement; and

7.10.1.6.          Other.  Such other information respecting the condition or operations, financial or otherwise, of Blackhawk or the Improvements, as REG may reasonably request from time to time.

7.11.        Leases, Sale Agreements, and Subordination, Non-Disturbance and Attornment Agreements.  Without the prior written consent of REG and except for the Ground Lease, Blackhawk shall not enter into any lease, except for equipment leases which provide for annual payments not exceeding Thirty-Five Thousand and 00/100 Dollars ($35,000.00).  Without the prior written consent of REG, which consent may be given or withheld in REG’s reasonable discretion, Blackhawk shall not enter into any purchase or sale agreement of the Property and/or the Improvements.  Without the prior written consent of REG, which consent may be given or withheld in REG’s reasonable discretion, Blackhawk shall not enter into any subordination, non-disturbance and attornment agreement with respect to its interest in the Property and/or the Improvements.  Blackhawk shall provide REG with a copy of any proposed lease, purchase and sale agreement, or subordination, non-disturbance and attornment agreement no less than forty-five (45) days prior to the anticipated execution thereof.  Blackhawk shall provide REG with a certified copy of any fully executed original of any such lease or purchase and sale agreement promptly following its execution.

7.12.        Restrictions on Blackhawk.

7.12.1.             Blackhawk shall not, without REG’s prior written approval, (i) merge, consolidate, liquidate, terminate or voluntarily dissolve, (ii) make any loans or gifts, or (iii) pay any loans payable to any Person or entity affiliated with Blackhawk other than REG and its affiliates.

7.12.2.             Blackhawk shall not, nor shall it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except, so long as no Default or Event of Default has occurred and is continuing, Blackhawk may pay dividends or make distributions to its members permitted under the Senior Loan Documents.

7.13.        Encroachments.  Blackhawk shall not permit any Improvements to be constructed on the Property which would cause an encroachment upon any easements, rights-of-way or adjoining properties.  When erected, the Improvements shall be wholly within any building restriction lines however established.  Blackhawk shall furnish at the request of REG evidence reasonably satisfactory to REG that Blackhawk is in compliance with this section including without limitation a survey showing the Improvements erected on the Property are free from the aforesaid violations.

7.14.        Certificates.  Blackhawk shall furnish to REG not later than one hundred twenty (120) days after the completion of the Improvements (i) a copy of the original certificate of occupancy issued by the governmental authority having jurisdiction over the Property and all other necessary consents and approvals of any governmental boards, bureaus or departments having jurisdiction over the Property, (ii) all material certificates and approvals of the appropriate Board of Fire Underwriters or other similar body acting in and for the locality in which the Property is situated, and (iii) all required licenses and agreements in respect of any easements extending beyond the boundary lines of the Property.

7.15.        Employee Plans.  Blackhawk shall (i) notify REG promptly of the establishment of any Plan, except that prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of Blackhawk for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget Reconciliation Act of 1986, or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain REG’s prior written approval of such establishment; (ii) at all times make prompt payments or contributions to meet the minimum funding standards of Section 142 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (iii) promptly after the filing thereof, furnish to REG a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (iv) notify REG promptly of any “reportable event” (as defined in Section 4043 of ERISA) or any circumstances arising in connection with any Plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited  transaction” as defined in Section

406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (v) notify REG prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined benefit plan sponsored by Blackhawk; and (vi) promptly furnish such additional information concerning any Plan as REG may from time to time reasonably request.

7.16.        Construction; Change Orders.  All construction and development shall be performed by Blackhawk in all material respects in accordance with the Plans and Specifications, appropriate set back requirements, any restrictive covenants and the requirements of any governmental authority, and the anticipated use to which the Improvements will be put will comply with all requirements of governmental authorities and any restrictive covenants to which the Property may be subject.  Except as specifically permitted by this Section, no plans and specifications shall be utilized and no changes shall be made in the Plans and Specifications referred to herein, unless first approved by REG in writing, and any other party where approval may be required by REG; provided however, that Blackhawk may make changes to the Plans and Specifications without REG’s approval if (i) Blackhawk notifies REG in writing of such change within forty-eight (48) hours thereafter; (ii) Blackhawk obtains the approval of all parties whose approval is required, including the Project General Contractor, the Project Addition General Contractor and any Governmental Authority to the extent approval from such parties is required; (iii) sufficient funds are available in the Budget line items affected by the change; (iv) the structural integrity of the Improvements is not impaired; (v) no substantial change in architectural appearance is effected; (vi) the performance of the mechanical, electrical, and life safety systems of the Improvements is not adversely affected; and (vii) the cost of or reduction resulting from any one such change does not exceed $50,000 and the aggregate change in cost of all such changes does not exceed $250,000. For the purposes of computing such “aggregate change in cost,” pursuant to clause (vii), increases shall be added to, rather than netted against, decreases. Blackhawk shall promptly furnish to REG and the Inspecting Engineer, copies of all change orders, regardless of whether REG’s approval is required.

7.17.        No Modifications.  Except as expressly permitted under Section 7.16 immediately above, Blackhawk shall not amend, modify or terminate any Construction Document or waive any rights with respect thereto, without REG’s prior written consent.  Blackhawk shall not amend, modify or terminate any Operation Document or the Ground Lease without REG’s prior written consent, which consent shall not be unreasonably withheld , conditioned or delayed.

7.18.        Conduct of Business.  Blackhawk shall maintain in full force and effect (a) its organizational existence, good standing and right to transact business in those states in which it is now or may hereafter be doing business, and (b) all licenses, permits, registrations, bonds, franchises, leases, patents, contracts and other rights necessary to the operation of the Biodiesel Plant or to the profitable conduct of its business, including, without limitation, all notices, permits or licenses, if any, filed or obtained with regard to compliance with Environmental Laws, except where the failure to do any of the foregoing would not have a material adverse effect on Blackhawk, the Project or Blackhawk’s ability to pay and/or perform the Obligations.  Blackhawk shall engage in no business other than the production, processing, transportation, marketing or distribution of biodiesel or by-products of the production thereof or the ownership, leasing, construction or operation of biodiesel facilities and business incidental thereto.

7.19.        Hazardous Substances.  Blackhawk shall not cause a release, omission or discharge of any Hazardous Substances in excess of amounts thereof permitted pursuant to applicable Environmental Laws.

7.20.        Notice.  If Blackhawk shall receive any of the following:

7.20.1.             notice that any violation of any Law or Environmental Law may have been committed or is about to be committed by Blackhawk or otherwise affecting the Improvements, or

7.20.2.             notice that any administrative or judicial complaint or order has been filed or is about to be filed against Blackhawk or the Improvements alleging violations of any Environmental Law or requiring Blackhawk to take any action in connection with the release or threatened release of hazardous substances or solid waste into the environment, or

7.20.3.             notice from a federal, state, or local governmental agency or private party alleging that Blackhawk may be liable or responsible for costs associated with a response to or cleanup of a release or disposal of a Hazardous Materials or solid waste into the environment or any damages caused thereby, including without limitation any notice that Blackhawk is a “potentially responsible party” as defined by CERCLA, or

7.20.4.             notice under any Construction Document that Blackhawk is in default thereunder, or

7.20.5.             notice under any Operation Document that Blackhawk is in default thereunder, or

7.20.6.             notice under the Ground Lease that Blackhawk is in default thereunder, or

7.20.7.             notice of any default under any of the Grants or any agreement executed in connection therewith, or

7.20.8.             notice of any default under the Senior Mortgage,

then Blackhawk shall provide REG with a copy of such notice within five (5) days of Blackhawk’s receipt thereof.  In addition, Blackhawk shall give prompt notice in writing to REG of any breach of any of the representations, warranties or covenants in this Agreement or the other Subordinated Loan Documents or any development or the occurrence of any event, financial or otherwise, which constitutes a Default or Event of Default or which constitutes a material default under any other agreement to which Blackhawk is a party or which may or shall materially and adversely affect the business, properties or affairs of Blackhawk or its ability to pay and perform its obligations under this Agreement or the other Subordinated Loan Documents.

7.21.        Litigation.  Blackhawk shall advise REG within five (5) Business Days, in writing, of any actions, suits or proceedings brought against it prior to full payment of the Note, where the amount in dispute is in excess of $50,000.

7.22.        Other Indebtedness.  Blackhawk shall not incur any Indebtedness other than the Permitted Indebtedness.

7.23.        Inspection.

7.23.1.             REG, or any person designated by REG, shall have the right, from time to time hereafter, to call at Blackhawk’s place or places of business (or any other place where the collateral or any information relating thereto is kept or located) during reasonable business hours, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from Blackhawk’s books, records, journals, orders, receipts, correspondence and other data relating to Blackhawk’s business or to any transactions between the parties hereto and whether such items or data are maintained in accordance with Blackhawk’s standard operating procedures or pursuant to this Agreement, (ii) to verify such matters concerning the collateral as REG may consider reasonable under the circumstances, (iii) to discuss the affairs, finances and business of Blackhawk with any officers, employees or directors of Blackhawk, and (iv) to inspect the real property of Blackhawk, and any books, records, journals, orders, receipts, correspondence, notices, permits or licenses, with regard to, among other things, compliance with Environmental Laws.  Blackhawk will deliver to REG, within five (5) days of request therefore, any instruments necessary to obtain records from any person maintaining the same.

7.23.2.             REG may inspect (i) the construction of the Improvements, the Property and all materials used or held in storage on site to be used in the construction of the Improvements, (ii) the Plans and Specifications, (iii) the construction disbursements, and (iv) such other matters, documents and information as REG deems reasonably necessary or desirable.  REG’s inspection of the Property and the Improvements and such other matters, documents and information is solely for its own benefit in administering this Agreement.  Such inspection may not be relied upon by any other party, person or entity.

7.24.        As-Built Survey.  Upon completion of the Project, Blackhawk shall provide REG with an “as-built” survey of the Property showing the dimensions and boundaries of the Property, the area of the Property in square feet; any then-existing improvements, including without limitation, the Project, fences, set-back lines, encroachments, roads, paths, driveways, rights of way, easements and other matters of interest to REG with courses and distances so as to permit a verbal description of the Properties and of any other item noted on the survey, all of which shall be reasonably acceptable to REG and the Title Company.  The survey shall be in compliance with the minimum standards as adopted by the American Land Title Association and the American Congress on

Surveying and Mapping (2005), with a certificate of the surveyor and such additional requirements as REG may reasonably request.

7.25.        Capital Expenditures.  Commencing upon the final completion of the Project Addition, Blackhawk shall not make Capital Expenditures which exceed $300,000 during any fiscal year of Blackhawk without the prior written consent of REG.

7.26.        Collateral Appraisal.  Upon reasonable request of REG, Blackhawk shall, at Blackhawk’s expense, provide to REG an appraisal of the Collateral by a third-party appraiser reasonably acceptable to REG, provided, that so long as no Default or Event of Default has occurred and is continuing, REG shall not request such appraisal of Collateral more than once per calendar year.

7.27.        Liens and Security Interests.  Blackhawk shall not create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of the Collateral, whether now owned or hereafter acquired, except for Liens in favor of REG and Permitted Liens.

7.28.        Restricted Investments.  Blackhawk shall not make or permit to exist any loans or advances to or any other investment in any Person (including any shareholders of Blackhawk or any Affiliates), except investments in (i) interest-bearing United States Government obligations, (ii) prime commercial paper rated AAA by Standard and Poor’s or Prime P-1 by Moody’s Investor Service, Inc., (iii) agreements involving the sale and guaranteed repurchase of United States Government securities, or (iv) any other investments for which REG has given its prior written consent.

7.29.        Payment of Taxes.  Blackhawk shall pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a lien or charge upon any of its property, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided to REG’s satisfaction.

7.30.        Maintenance of Properties and Leases.  Blackhawk shall (i) maintain, preserve and keep its properties, including, without limitation, the Collateral, and every part thereof in good repair, working order and condition (except for such properties as Blackhawk in good faith determines are not useful in the conduct of its business), (ii) from time to time make all necessary and customary property repairs, renewals, replacements, additions and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and (iii) maintain all leases of real or personal property in good standing, free of any defaults by Blackhawk thereunder.

7.31.        Material Contracts.  Blackhawk shall not enter into any material contract related to the construction or operation of the Biodiesel Plant without the prior written consent of REG which consent shall not be unreasonably withheld, conditioned or delayed..

SECTION 8.  EVENTS OF DEFAULT AND REMEDIES.

8.1.          Events of Default.

The following shall constitute Events of Default hereunder:

(a)           If Blackhawk shall fail to pay any sum due and owing under the Note on the date each such amount becomes due and payable or if Blackhawk shall fail to pay any other monetary obligation hereunder or under any of the other Subordinated Loan Documents on the date each such amount becomes due and payable, and such failure continues for a period of five (5) Business Days after said amount was due.

(b)           If Blackhawk breaches or fails to comply with any covenant made by it in this Agreement or in any of the other Subordinated Loan Documents, (other than a failure which would be an Event of Default under another subsection of this Section 8.1), which breach or failure to comply is not cured to REG’s satisfaction within thirty (30) days following written notice from REG of such breach or failure to comply with such covenant; provided, however REG may exercise its setoff rights during such cure period; provided further, that if such breach or failure to comply (i) is incurable, (ii) results in a lien that has priority over REG’s lien in the Collateral and the priority of REG’s lien is not fully insured over such prior lien by REG’s title policy, or (iii) if the Blackhawk has committed any fraud or conversion as to such Collateral or misrepresentation as to the value or condition of such Collateral, REG need not provide the Blackhawk with any notice of or right to cure such breach or failure to comply.

(c)           If at any time any representation or warranty made by Blackhawk herein or in any of the Subordinated Loan Documents, shall be materially incorrect, and any such materially incorrect representation or warranty could reasonably be expected (in REG’s sole discretion) to have a material adverse effect on Blackhawk, the Improvements and/or the ability of Blackhawk to pay and/or perform the Obligations, which breach or failure is not cured to REG’s satisfaction within thirty (30) days following written notice from REG of such breach or failure.

(d)           If any default or event of default shall exist under any of the Subordinated Loan Documents other than this Agreement and such default or event of default shall continue beyond any applicable grace or cure periods.

(e)           If the construction of the Improvements is not carried on with reasonable dispatch, and materially in accordance with the Schedule of Construction, or at any time be discontinued for a period of ten (10) consecutive Business Days provided, however, this paragraph shall not apply to Unavoidable Delays.

(f)            If Blackhawk, other than as herein provided, executes any security agreement, chattel mortgage or other instrument creating a security interest in any materials, fixtures or articles intended to be incorporated in the Improvements or the appurtenances thereto, or in any articles of personal property placed in the Improvements, or files or permits the filing of a financing statement publishing notice of such security interest, or if any of such materials, fixtures or articles are not purchased so that the ownership thereof will vest unconditionally in Blackhawk on delivery at the Property, or if Blackhawk does not promptly produce to REG upon demand the contracts, bills of sale, statements, receipted vouchers or agreements, or any of them, under which Blackhawk claims title to such materials, fixtures or articles.

(g)           If Blackhawk defaults beyond any applicable grace or cure period under the terms of any other indebtedness of Blackhawk, and such default could reasonably be expected to have a material adverse effect on Blackhawk, the Improvements, and/or Blackhawk’s ability to pay and/or perform the Obligations.

(h)           If Blackhawk assigns this Agreement or any interest herein, or if the Property and/or the Improvements is conveyed, assigned, mortgaged, pledged or encumbered in any way other than as herein provided without the prior written consent of REG.

(i)            If a lien or claim of lien in excess of $50,000 for the performance of work or the supply of materials to be filed against the Property or the Improvements and remains unsatisfied for a period of fifteen (15) days after the date of filing thereof, provided that Blackhawk may cure this default by escrowing an amount equal to 125% of the amount of such claim with REG.

(j)            If Blackhawk shall generally not pay its material debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; if any proceeding shall be instituted by Blackhawk seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or similar official for it or for any substantial part of its property; if any proceeding shall be instituted against Blackhawk seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or similar official for it or for any substantial part of its property and any such proceeding is not dismissed within sixty

(60) days; or if Blackhawk shall take any action to authorize any of the actions set forth in this subsection (j).

(k)           If any judgment or order, singly or in the aggregate, for the payment of money in excess of $100,000 shall be rendered against Blackhawk or any of its assets and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order by reason of a pending appeal or otherwise, shall not be in effect.

(l)            If any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on Blackhawk, or Blackhawk shall so state in writing; or the Subordinated Mortgage after delivery thereof to REG shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected priority lien and security interest in any of the Collateral purported to be covered thereby subject only to the Senior Mortgage, except to the extent due solely to the negligence or intentional misconduct of REG or any affiliate of REG.

(m)          Any challenge, whether by litigation or otherwise, shall be asserted against the validity of this Agreement, the development of the Project or any of the transactions carried out pursuant to any of them, including, without limitation, a claim that Blackhawk has no authority to enter into them, or that such transaction violate any federal, state or municipal constitution, charter, law, ordinance, regulation, resolution or rule, or any court order, and such challenge shall not be dismissed or resolved within sixty (60) days following the date on which Blackhawk first becomes aware of such challenge.

(n)           If notice is given to REG purporting to terminate the operation of the Subordinated Mortgage as security for future advances and/or future obligations.

(o)           If (i) there shall occur any default or event of default under the Ground Lease which could reasonably be expected to lead to a termination of the Ground Lease, and such default or event of default shall continue beyond any applicable grace or cure periods, or (ii) there shall occur any termination of such Ground Lease.

(p)           If (i) Blackhawk shall receive a notice from Project General Contractor or Project Addition General Contractor that it intends to stop work or terminate the General Construction

Contract or Project Addition General Construction Contract, as applicable due to Blackhawk’s breach of or failure to perform under the General Construction Contract or Project Addition General Construction Contract, as applicable, including, without limitation, failure to make payment, and Blackhawk fails to cure such breach or failure to perform within seven (7) days after receipt of such notice, or (ii) there shall occur any other default or event of default under the General Construction Contract or Project Addition General Construction Contract which is not waived by applicable contractor and such default or event of default shall continue beyond any applicable grace or cure periods.

(q)           If there shall occur any default or event of default under the Equipment Purchase and Sale Agreement which is not waived by De Smet and such default or event of default shall continue beyond any applicable grace or cure periods, or any termination of such Equipment Purchase and Sale Agreement.

(r)            If there shall occur any default or event of default under any of the Operation Documents which default or event of default is not waived, and such default or event of default shall continue beyond any applicable grace or cure periods, or any termination of any such Operation Documents.

(s)           If there shall occur any default or event of default under any of the Senior Loan Documents or any agreement executed in connection with the Senior Loan Documents, and such default or event of default shall continue beyond any applicable grace or cure periods, or if the IFA Guaranty is revoked, terminated or otherwise cancelled by the IFA for any reason.

(t)            If there shall occur any default or event of default under any agreement executed by Blackhawk and the DCEO in connection with the Renewable Fuels Grant, and such default or event of default shall continue beyond any applicable grace or cure periods, or if the Renewable Fuels Grant is revoked, terminated or otherwise cancelled by the DCEO for any reason.

(u)           If there shall occur any default or event of default under any agreement executed in connection with the Economic Development Programming Assistance Grant, including without limitation (i) the Company/Local Agency Agreement or (ii) the State/Local Joint Agreement, and such default or event of default shall continue beyond any applicable grace or cure periods, or if the Economic Development Programming Assistance Grant is revoked, terminated or cancelled for any reason, including, without limitation, the failure of Blackhawk to submit any reports required in connection with the Economic Development Programming Assistance Grant.

(v)           If there shall occur any default or event of default under any agreement executed in connection with the CDBG Grant, and such default or event of default shall continue beyond any applicable grace or cure periods, or if the CDBG Grant is revoked, terminated or otherwise cancelled by the City of Danville for any reason, and such default has a material adverse effect on Blackhawk, the Project, and or the ability of Blackhawk to pay and/or perform the Obligations.

(w)          If there shall occur any default or event of default under any agreement executed in connection with either of the TARP Grants, and such default or event of default shall continue beyond any applicable grace or cure periods, or if either of the TARP Grants are revoked, terminated or otherwise cancelled by either the IDOT or the City of Danville for any reason, and such default has a material adverse effect on Blackhawk, the Project, and or the ability of Blackhawk to pay and/or perform the Obligations.

(x)            If there is a Change of Control of Blackhawk.

Notwithstanding the foregoing, no Event of Default may be declared or shall be deemed to exist or be continuing if the events which would otherwise constitute an Event of Default are primarily attributable to the negligence or intentional misconduct of REG or an affiliate of REG or a failure by REG or an affiliate of REG to operate the Biodiesel Plant substantially in accordance with the terms of any management and operational services agreement or similar agreement between Blackhawk and REG or an affiliate of REG.

8.2.     Remedies.  Upon the occurrence of any Event of Default and in addition to all remedies conferred upon REG by law or in equity, by the terms of the Subordinated Loan Documents, or by the terms of any other documents serving as security for Blackhawk’s indebtedness, REG may pursue any one or more of the following remedies:

(a)           To cancel this Agreement by written notice to Blackhawk, in which event REG shall be fully released and relieved of all obligations and liabilities to Blackhawk under this Agreement.

(b)           To institute appropriate proceedings to specifically enforce performance hereof.

(c)           To take immediate possession of the Project and Blackhawk’s leasehold interest in the Property, as well as all other property to which any right, title or interest is owned or leased by Blackhawk (and in which REG has a security interest) as is necessary to fully complete all on-site and off-site improvements contemplated to be developed and/or constructed under this Agreement.

(d)           To appoint a receiver as a matter of strict right without regard to the solvency of Blackhawk for the purpose of preserving the property above described, preventing waste, and to protect all rights accruing to REG by virtue of this Agreement, or under the Subordinated Loan Documents and expressly to make any and all further improvements, whether on-site or off-site, as may be determined by REG for the purpose of completing the Project in accordance with this Agreement.  All expense incurred in connection with the appointment of said receiver, or in protecting, preserving, or improving the Property or the Project, shall be chargeable against Blackhawk and shall be enforced as a lien against the Property and the Project.

(e)           To accelerate maturity of the Subordinated Mortgage, and/or the Note, and demand payment of the principal sums due thereunder with interest, advances, and costs, and in default of said payment or any part thereof, to exercise the power of sale if given and available, and pursue its other rights and remedies under the Subordinated Mortgage or the other Subordinated Loan Documents.

(f)            To foreclose and to enforce collection of such payment by foreclosure under the Subordinated Mortgage, and/or other appropriate action in any court of competent jurisdiction.

(g)           Upon or after the occurrence and during the continuation of any Event of Default, REG is hereby authorized at any time and from time to time, without notice to the Blackhawk (any such notice being hereby waived by the Blackhawk), to set-off and apply any indebtedness at any time owing by REG to or for the credit or the account of the Blackhawk against any and all of the obligations of Blackhawk to REG irrespective of whether or not REG shall have made any demand under this Agreement or the other Subordinated Loan Documents and although such obligations may be unmatured.  The rights of REG hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which REG may have.

(h)           Blackhawk shall permit REG, if REG so elects in its sole discretion, to pay or perform Blackhawk’s Obligations hereunder or under the other Subordinated

Loan Documents or any other agreement to which Blackhawk is a party or by which it is bound, and shall reimburse REG, on demand, or, if REG so elects, by REG making either (i) an Advance on Blackhawk’s behalf, which Advance and interest thereon at the Default Rate from the date of the Advance until paid in full shall be secured by the Subordinated Mortgage, or (ii) setting off any such amount against any amount owed by REG to Blackhawk, for all amounts expended by or on behalf of REG in connection therewith and all reasonable costs and expenses incurred by or on behalf of REG in connection therewith.

The remedies and rights of REG shall be cumulative and not exclusive of any other remedies of REG under any other provision of this Agreement or under any other instrument or at law or in equity.  REG shall be privileged and have the absolute right to resort to any one or more, or all of said remedies, none to the exclusion of the others, concurrently or successively, in such order, as REG may select.

SECTION 9.  GENERAL CONDITIONS.

The following conditions shall be applicable throughout the terms of this Agreement:

9.1           Waiver.  Waiver of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

9.2          Form Satisfactory.  Not in any way in limitation of any other provision of this Agreement, all proceedings taken in connection with the transactions provided herein, all documents required or contemplated by this Agreement, the designation of the persons responsible for the preparation and execution thereof, and the form or policies of insurance and the issuers thereof shall be reasonably satisfactory to REG.

9.3          Notices.  Any notice, request, demand, consent, confirmation or other communication hereunder shall be in writing and delivered (a) in person, by messenger or overnight courier, (ii) by registered or certified mail, return receipt requested and postage prepaid, or (iii) by facsimile, to the applicable party at its address or facsimile number set forth below, or at such other address or facsimile number as such party hereafter may designate as its address for communications hereunder by notice so given.

If to Blackhawk:	Blackhawk Biofuels, LLC
Attention: Ron Mapes
22 South Chicago Avenue
Freeport, Illinois 61032-4230
Facsimile: (815) 235-4727

With copy to:	Lindquist & Vennum PLLP
Attention: Dean R. Edstrom
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Facsimile: (612) 371-3207

If to REG:	REG Ventures, LLC
Attention: Jeffrey Stroburg
416 S. Bell Avenue
P.O. Box 888
Ames, Iowa 50010
Facsimile: (515) 239-8009

With copy to:	Wilcox Polking Gerken Schwarzkopf & Copeland, P.C.
Attention: John A. Gerken
115 E. Lincolnway Street, Suite 200
Jefferson, Iowa 50129
Facsimile: (515) 386-8531

Such notices and communications shall be deemed delivered upon receipt (or refusal to accept delivery) provided that all notices and communications sent by facsimile shall also be evidenced by the facsimile machine’s confirmation identifying the recipient’s facsimile number and transmission and provided further that all notices or other communications sent by facsimile shall also be delivered by another means permitted by under this Section.

9.4          No Oral Amendments.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

9.5          Additional Remedies.  The remedies herein provided shall be in addition to and not in substitution for the rights and remedies which would otherwise be vested in REG in any Loan Document or in law or in equity, all of which rights and remedies are specifically reserved by REG.  The remedies herein provided or otherwise available to REG shall be cumulative and may be exercised concurrently.  The failure to exercise any of the remedies herein provided shall not constitute a waiver thereof nor shall use of any of the remedies hereby provided prevent the subsequent or concurrent resort to any other remedy or remedies.  It is intended that all remedies herein provided for or otherwise available to REG shall continue and be each and all available to REG until all sums due it by reason of this Agreement have been paid to it in full and all obligations incurred by it in connection with the construction or operation of the Improvements have been fully discharged without loss or damage to REG.

9.6          No Partner.  REG is not a partner with Blackhawk or any other party in the building or operation of the Improvements.  REG shall not in any way be liable or responsible by reason of the provisions hereof, or otherwise, for the payment of any claims growing out of the building or operation of any Improvements.

9.7          Terminations and Satisfactions. Upon conversion of the Note or satisfaction of the Obligations, REG agrees to promptly file, or cause to be filed, appropriate termination statements and satisfactions and/or releases with respect to its security interests and mortgages with the applicable state or local governmental authorities.

9.8          The Subordinated Mortgage and Security Agreement as Security.  The Subordinated Mortgage and Security Agreement shall constitute security for all monies advanced by REG and all obligations incurred by REG in excess of the Loan advanced or incurred by REG pursuant to the authority of this Agreement; and all such monies advanced and obligations incurred shall constitute a lien upon Blackhawk’s interest in the Property and Improvements secured by the Subordinated Mortgage and Security Agreement, and recovery therefor may be had by REG upon the Subordinated Mortgage and Security Agreement in addition to all other remedies herein granted to REG.

9.9          Usury Savings.  Notwithstanding any provisions herein or in any other Loan Document, the total liability of Blackhawk for any payments of interest or in the nature of interest shall not exceed the limits imposed by the usury laws of the State of

Iowa.  In the event that such payment is paid by Blackhawk or received by REG, then such excess sum shall be credited as a payment of principal, unless Blackhawk shall notify REG, in writing, that they elect to have such excess sum returned forthwith.  Such return or credit shall not cure or waive any Event of Default under this Agreement, the Subordinated Mortgage or any other Subordinated Loan Document.

9.10        Additional Documents.  Blackhawk agrees upon demand to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Property or the Improvements) as may be reasonably required by REG to secure the Note, to confirm the lien of the Subordinated Mortgage, or any other applicable Subordinated Loan Document, or to otherwise create, evidence, assure or enhance REG’s rights and remedies under, or as contemplated by, the Subordinated Loan Documents or at law or in equity.  All of said documents shall be in form and substance prepared by or reasonably acceptable to REG. REG agrees to enter into such further and additional agreements, including subordination agreements, and take such other actions as may be reasonably requested to document and consummate a Senior Loan in favor of the Senior Lender or any Replacement Lender.

9.11        Binding Effect; Continuing Agreement.  The terms, conditions, covenants, agreement, powers, privileges, notices and authorizations herein contained shall extend to, be binding upon and available to the heirs, executors, administrators, successors and, to the extent permitted hereunder, the assigns of each of the respective parties hereto.  Notwithstanding the foregoing, Blackhawk shall not, without the prior written consent of REG, assign or transfer voluntarily or by operation of law this Agreement.  An assignment or transfer in violation of this provision shall be invalid and of no force or effect.  Blackhawk’s obligations, covenants, representations and warranties hereunder shall continue for so long as Blackhawk has any obligations outstanding to REG, or REG has any lien on any property of Blackhawk.  This Agreement shall not be construed for or against any of the parties hereto, regardless of whether any party was more responsible for its preparation.

9.12        Governing Law.  This Agreement and each transaction consummated hereunder shall be deemed to be made under the laws of the State of Iowa and shall be construed in accordance with and governed by the laws of such State without regard to conflicts of laws principles.

9.13        Headings.  The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe, limit, modify or expound upon the subject matter of such paragraphs.

9.14        REG’s Discretion.  Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts and REG shall, at all time, be free independently to establish to its satisfaction and in its reasonable discretion such existence or non-existence.  Except as otherwise expressly provided in this Agreement, whenever REG’s judgment, consent or approval is required hereunder for any matter, or REG shall have an option or election hereunder, such judgment, the decision as to whether or not to consent to or approve the same or the exercise of such option or election shall be in the reasonable discretion of REG.

9.15        Consent to Forum.  As part of the consideration for new value this day received, Blackhawk hereby consents to the jurisdiction of any state court located within Des Moines, Polk County, Iowa or the United States District Court, Southern District of Iowa, in Des Moines, Iowa, and waives any personal service of any and all process upon Blackhawk and consents that all such service of process be made by certified or registered mail directed to Blackhawk at the address set forth in the preliminary statements hereof, and service so made shall be deemed to be completed upon actual receipt thereof.  Nothing contained herein should be deemed to affect the parties’ right to remove to Federal Court within the Southern District of Iowa.  Blackhawk waives any objection to jurisdiction and venue of any action instituted against Blackhawk as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.  Nothing in this section shall affect the right of REG to serve legal process in any other manner permitted by law or affect the right of REG to bring any action or proceeding against Blackhawk in the courts of any other jurisdictions.

9.16        Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED FOR CONSIDERATION TO REG, BLACKHAWK HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH REG ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, ANY OF THE SUBORDINATED LOAN DOCUMENTS OR REG’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING.

9.17        Counterparts.  This Agreement may be executed in counterparts, any one of which shall be deemed an original, and all of which taken together shall be treated as one document.

IMPORTANT.  READ BEFORE SIGNING, THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING

ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, REG and Blackhawk have executed this Agreement on the date first above written.

BLACKHAWK BIOFUELS, LLC,		REG VENTURES, LLC,

a Delaware limited liability company		an Iowa limited liability company

By	/S/ Ronald L. Mapes	By	/S/ Daniel J. Oh
Ronald L. Mapes, Chair		Daniel J. Oh, President

SUBORDINATED LOAN SIGNATURE PAGE

Schedule 6.2 to Subordinated Loan Agreement

Threatened claim by Stephenson County against Blackhawk Biofuels, LLC in letter dated April 22, 2008 by Frank Cook, Attorney at Law, on behalf of Stephenson County.

EXHIBIT A

Legal Description of Leased Premises

A tract of land being part of the Northwest Quarter of Section 9, Township 19 North, Range 11 West of the Second Principal Meridian, Vermilion County, Illinois and also part of Chs’ Leverenz First Addition to the City of Danville, Vermilion County, Illinois, Edward C. Lamm’s Addition to Danville, Illinois and Fred Stebe’s Addition to the City of Danville, Vermilion County, Illinois as all 3 subdivisions are recorded in the Vermilion County Recorder’s Office, and also the vacated public Right-of-Ways for Section Street, Short Street, Anderson Street, Harrison Street and the public alleys per City of Danville, Illinois Ordinance Number 8499, recorded as Document Number 06-12386 in said Vermilion County Recorder’s Office, described as follows, with bearings on a local datum:

Beginning at the Northeast corner of Lot 1 in said Chs’ Leverenz First Addition, proceed North 88° 26' 08" East along an Easterly extension of the North line of said Lot, 24.06 feet to the Westerly Right-of-Way line of the former C. & E. I. Railroad; thence South 23° 16' 43" East along said Westerly Right-of-Way line of the former C. & E. I. Railroad, 96.74 feet to the East Right-of-Way line of Anderson Street; thence South 2° 27' 08" West along said East Right-of-Way line of Anderson Street, 75.37 feet to an Easterly extension of the South line of said Lot 1; thence South 88° 25' 51" West along said extension of the South line, 66.16 feet to the Southeast corner of said Lot 1; thence South 2° 27' 08" West along a Southerly extension of the East line of said Lot, 50.12 feet to the Northeast corner of Lot 1 in Christ Evert’s 1st Addition to the City of Danville, Illinois, as recorded in said Vermilion County Recorder’s Office, said corner also being on the South Right-of-Way line of Harrison Street; thence South 88° 25' 51" West along said South Right-of-Way line of Harrison Street, 280.15 feet; thence South 88° 31' 59" West along said South Right-of-Way line of Harrison Street, 443.13 feet; thence North 2° 35' 14" East along said South Right-of-Way line of Harrison Street, 25.15 feet; thence South 88° 31' 59" West along said South Right-of-Way line of Harrison Street, 220.89 feet to the West Right-of-Way line of Section Street; thence North 2° 48' 17" East along said West Right-of-Way line of Section Street, 305.28 feet to a line being a Westerly extension of the North line of Lot 12 in said Edward C. Lamm’s Addition; thence North 88° 33' 27" East along said Westerly extension of the North line and along said North line, 66.54 feet to the Northeast corner of said Lot 12; thence South 2° 45' 04" West along the East line of said Lot, 124.94 feet to the Southeast corner of said Lot 12; thence North 88° 32' 47" East along the South lines of Lots 11, 10, 9, 8 and 7 in said Edward C. Lamm’s Addition, 250.60 feet to the Southeast corner of said Lot 7; thence North 2° 28' 42" East along the East line of said Lot, 124.85 feet to the Northeast corner of said Lot 7; thence North 88° 33' 27" East along an Easterly extension of the North line of said Lot 7 and along the North lines of Lots 6, 5, 4, 3, 2 and 1 in said Edward C. Lamm’s Addition and along an Easterly extension of said North lines, 344.04 feet to the West line of Lot 9 in said Fred Stebe’s Addition; thence North 2° 09' 08" East along said West line, 30.56 feet to the Northwest corner of said Lot 9; thence North 88° 29' 47" East along the North line of said Lot, 56.31 feet to the Northeast corner of said Lot 9; thence South 2° 11' 37" West along the East line of said Lot, 128.36 feet to the Southeast corner of said Lot 9; thence South 88° 26' 08" West along the South line of said Lot, 56.22 feet to the Southwest corner of said Lot 9; thence South 2° 09' 06" West along a Northerly extension of the West line of Lot 4 in said Chs’ Leverenz First Addition, 16.50 feet to the Northwest corner of said Lot 4; thence North 88° 26' 08" East along the North line of said Lot 4 and along the North lines of Lots 3 and 2 and said North line of Lot 1, all in said Chs’ Leverenz First Addition, 281.02 feet to the Point of Beginning, encompassing 5.924 acres more or less.